Exhibit 99.1

GREEN BRICK PARTNERS, INC. REPORTS STRONG THIRD QUARTER RESULTS
Third Quarter EPS of $0.24 and Adjusted EPS of $0.33, up 26.3% and 13.8%;
Third Quarter Adjusted Pre-Tax Income of $16.9 million, up 15.9%;
Third Quarter Revenue of $150.0 million, up 31.9%;
Backlog of $309.0 million, up 87.7%

PLANO, Texas, November 5, 2018 — Green Brick Partners, Inc. (NASDAQ: GRBK) (“we,” “Green Brick” or the “Company”) today reported results for its third quarter ended September 30, 2018.

Results for the Third Quarter Ended September 30, 2018:

•
Basic net income attributable to Green Brick per common share (“EPS”) for the three months ended September 30, 2018 was $0.24, an increase of 26.3%, compared to $0.19 for the three months ended September 30, 2017. Basic adjusted pre-tax income attributable to Green Brick per common share (“Adjusted EPS”) for the three months ended September 30, 2018 was $0.33, an increase of 13.8%, compared to $0.29 for the three months ended September 30, 2017. See “Reconciliation of Non-GAAP Financial Measures.”

•
For the three months ended September 30, 2018, adjusted pre-tax income attributable to Green Brick was $16.9 million, including an expense of $0.6 million related to purchase accounting for the acquisition of GHO Homes, an increase of 15.9%, compared to $14.6 million for the three months ended September 30, 2017; gross profit was $30.7 million, an increase of 20.7%, compared to $25.4 million for the three months ended September 30, 2017; and total revenue was $150.0 million, an increase of 31.9%, compared to $113.7 million for the three months ended September 30, 2017.

•
Revenue from the sale of residential units for the three months ended September 30, 2018 was $137.4 million, an increase of 26.7%, compared to $108.4 million for the three months ended September 30, 2017. Revenue from the sale of land and lots for the three months ended September 30, 2018 was $12.6 million, an increase of 139.0%, compared to $5.3 million for the three months ended September 30, 2017.

•	The dollar value of backlog units as of September 30, 2018 was $309.0 million, an increase of 87.7% compared to $164.6 million as of September 30, 2017.

•	Homes under construction increased 55.7% to 1,113 as of September 30, 2018, compared to 715 as of September 30, 2017.

Results for the Nine Months Ended September 30, 2018:

•
EPS for the nine months ended September 30, 2018 was $0.76, an increase of 61.7% compared to $0.47 for the nine months ended September 30, 2017. Excluding one-time transaction expenses, Adjusted EPS for the nine months ended September 30, 2018 was $1.03, an increase of 39.2%, compared to $0.74 for the nine months ended September 30, 2017. See “Reconciliation of Non-GAAP Financial Measures.”

•
For the nine months ended September 30, 2018, adjusted pre-tax income attributable to Green Brick was $52.3 million, an increase of 42.6%, compared to $36.7 million for the nine months ended September 30, 2017; gross profit was $92.4 million, an increase of 32.7%, compared to $69.6 million for the nine months ended

September 30, 2017; and total revenue was $433.3 million an increase of 36.3%, compared to $318.0 million for the nine months ended September 30, 2017.

•
Revenue from the sale of residential units for the nine months ended September 30, 2018 was $401.6 million, an increase of 32.9%, compared to $302.2 million for the nine months ended September 30, 2017. Revenue from the sale of land and lots for the nine months ended September 30, 2018 was $31.6 million, an increase of 100.0%, compared to $15.8 million for the nine months ended September 30, 2017.

“We are very excited about the results from our recent acquisition of GHO Homes”, said Rick Costello, CFO of Green Brick Partners, Inc. “The addition of GHO Homes, whose homes are at lower price points than our other builders, accounts for most of the decline in the average sales price of backlog and in the average sales price of closed units for the three months ended September 30, 2018. More importantly, we have recorded $29.8 million in homebuilding revenues from GHO Homes since the acquisition in April 2018. Green Brick’s share of GHO Homes’ pre-tax income is $3.0 million before purchase accounting adjustments of $0.6 million. GHO Homes also added $74.0 million to our backlog as of September 30, 2018.”

“Despite operating in the wettest September in Dallas history, we had a record setting third quarter with revenue up 31.9% and net income attributable to Green Brick Partners up 31.4%. In addition, despite a more competitive operating environment, our backlog is up over 87% from September 30, 2017. Furthermore, Green Brick Mortgage is now operational and staged for significant growth”, said Jim Brickman, CEO of Green Brick Partners, Inc.

Earnings Conference Call:
We will host our earnings conference call to discuss our third quarter ended September 30, 2018 at 12:00 p.m. Eastern Time on Tuesday, November 6, 2018. The call can be accessed by dialing 800-374-0137 for domestic participants or 904-685-8013 for international participants. Participants should reference conference ID code 3986274. A replay of the call will be available from approximately 3:30 p.m. Eastern Time on November 6, 2018 through 11:59 p.m. Eastern Time on November 13, 2018. To access the replay, the domestic dial-in number is 855-859-2056, the international dial-in number is 404-537-3406 and the conference ID code is 3986274.

Formation of New Homebuilder:
During the third quarter, Trophy Signature Homes was launched as the 8th homebuilder in the Green Brick family of Team Builders. Trophy Signature Homes is a wholly-owned subsidiary, expecting to break ground on its first neighborhood in the coming months, with new single-family homes priced in the range of $200,000 to $450,000. Land has been acquired or optioned for over 1,100 future homes for the new division. With the addition of Trophy Signature Homes, we now offer homes in virtually every price point in the Dallas-Fort Worth Metroplex.

Reconciliation of Non-GAAP Financial Measures:
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

GREEN BRICK PARTNERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sale of residential units	$137,399	$108,437	$401,643	$302,179
Sale of land and lots	12,593	5,269	31,624	15,815
Total revenues	149,992	113,706	433,267	317,994
Cost of residential units	108,781	84,752	315,606	237,066
Cost of land and lots	10,553	3,544	25,255	11,306
Total cost of sales	119,334	88,296	340,861	248,372
Total gross profit	30,658	25,410	92,406	69,622
Selling, general and administrative expense	13,979	9,520	40,759	28,732
Operating profit	16,679	15,890	51,647	40,890
Equity in income of unconsolidated entities	2,719	968	6,534	968
Other income, net	709	435	2,767	1,362
Income before taxes	20,107	17,293	60,948	43,220
Income tax provision	4,734	5,364	13,341	13,635
Net income	15,373	11,929	47,607	29,585
Less: Net income attributable to noncontrolling interests	3,176	2,649	9,338	6,420
Net income attributable to Green Brick Partners, Inc.	$12,197	$9,280	$38,269	$23,165

Net income attributable to Green Brick Partners, Inc. per common share:
Basic	$0.24	$0.19	$0.76	$0.47
Diluted	$0.24	$0.19	$0.75	$0.47
Weighted average common shares used in the calculation of net income attributable to Green Brick Partners, Inc. per common share:
Basic	50,686	49,808	50,642	49,274
Diluted	50,778	49,892	50,760	49,347

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
New Homes Delivered and Home Sales Revenue	2018	2017	Change	%	2018	2017	Change	%
New homes delivered	312	235	77	32.8%	905	698	207	29.7%
Home sales revenue ($ in thousands)	$137,399	$108,437	$28,962	26.7%	$401,643	$302,179	$99,464	32.9%
Average sales price of homes delivered	$440,382	$461,434	$(21,052)	(4.6)%	$443,804	$432,921	$10,883	2.5%

	Three Months Ended September 30,				Nine Months Ended September 30,
Land and Lots Sales Revenue	2018	2017	Change	%	2018	2017	Change	%
Lots sold	62	35	27	77.1%	163	119	44	37.0%
Lots sales revenue ($ in thousands)	$9,092	$5,269	$3,823	72.6%	$24,294	$15,815	$8,479	53.6%
Average sales price of lots sold	$146,645	$150,529	$(3,884)	(2.6)%	$149,043	$132,895	$16,148	12.2%
Land sales revenue ($ in thousands)	$3,501	$—	$3,501	—%	$7,330	$—	$7,330	—%

	Three Months Ended September 30,				Nine Months Ended September 30,
New Home Orders and Backlog	2018	2017	Change	%	2018	2017	Change	%
Net new home orders	297	241	56	23.2%	1,118	798	320	40.1%
Average selling communities	72	55	17	30.9%	65	54	11	20.4%
Selling communities at end of period	75	56	19	33.9%
Backlog ($ in thousands)	$308,974	$164,632	$144,342	87.7%
Backlog (units)	685	337	348	103.3%
Average sales price of backlog	$451,057	$488,522	$(37,465)	(7.7)%

The following table presents the non-GAAP measure of adjusted EPS for the three and nine months ended September 30, 2018 and 2017 and reconciles these amounts to net income attributable to Green Brick as reported and prepared in accordance with GAAP. Adjusted EPS for the three and nine months ended September 30, 2018 and 2017 represents adjusted pre-tax income for the period presented, divided by the weighted average number of common shares outstanding for the three and nine months ended September 30, 2018 and 2017, respectively. Adjusted pre-tax income represents net income attributable to Green Brick for the period, excluding the provision for income taxes attributable to Green Brick and one-time transaction expenses related to a public secondary offering of the Company’s shares.

(Unaudited, in thousands, except per share amounts):	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to Green Brick	$12,197	$9,280	$38,269	$23,165
Income tax provision attributable to Green Brick	4,746	5,336	13,230	13,540
Transaction expenses	—	—	827	—
Adjusted pre-tax income attributable to Green Brick	$16,943	$14,616	$52,326	$36,705

Weighted-average number of shares outstanding —basic	50,686	49,808	50,642	49,274
Basic adjusted EPS	$0.33	$0.29	$1.03	$0.74

Weighted-average number of shares outstanding —diluted	50,778	49,892	50,760	49,347
Diluted adjusted EPS	$0.33	$0.29	$1.03	$0.74

The following table represents the non-GAAP measure of adjusted homebuilding gross margin for the three and nine months ended September 30, 2018 and 2017 and reconciles these amounts to homebuilding gross margin, the most directly comparable GAAP measure.

(Unaudited, in thousands):	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Homebuilding gross margin	$28,618	$23,685	$86,037	$65,113
Add back: Capitalized interest charged to cost of sales	954	573	2,565	1,876
Adjusted homebuilding gross margin	$29,572	$24,258	$88,602	$66,989

About Green Brick Partners, Inc.:
Green Brick Partners, Inc. (NASDAQ: GRBK) is a diversified homebuilding and land development company. Green Brick owns a controlling interest in five homebuilders in Dallas, Texas (CB JENI Homes, Normandy Homes, Southgate Homes, Centre Living Homes, and Trophy Signature Homes), as well as a homebuilder in Atlanta, Georgia (The Providence Group) and a homebuilder in Port St. Lucie, Florida (GHO Homes). Green Brick also owns a noncontrolling interest in Challenger Homes in Colorado Springs, Colorado and retains interests in related financial services platforms, including Green Brick Title, Providence Group Title, and Green Brick Mortgage. The Company is engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, marketing, and sales for its residential neighborhoods and master planned communities. For more information about Green Brick Partners Inc.'s homebuilding partners, please visit https://greenbrickpartners.com/team-builders/.

Forward-Looking and Cautionary Statements:
Any statements in this press release about Green Brick’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “should,” “predicts,” “potential,” “expects,” “future,” “positioned,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense. These statements are based on assumptions that Green Brick has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances, as of the date of this press release. All such forward-looking statements involve estimates and assumptions that are subject to factors that could cause actual results to differ materially from the results expressed in the statements, and you should not place undue reliance on any such forward-looking statements. Among the factors that could cause actual results to differ materially are the following: general economic conditions, seasonality, cyclicality and competition in the homebuilding industry; the failure to recruit, retain and develop highly skills and competent employees; management and integration of acquisitions; labor and raw material shortages; an inability to acquire land for reasonable prices; an inability to develop and sell communities; government regulation risks; mortgage financing availability and volatility; severe weather or natural disasters; difficulty in obtaining sufficient capital; poor relations with community residents; and our debt and related service obligations. Additional factors that could cause actual results to differ are discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. Green Brick undertakes no obligation to update any forward-looking statement except as required by law.

Contact: Richard A. Costello
Chief Financial Officer
(469) 573-6755